SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                THE PANTRY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    698657103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 14, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |_| Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for reporting person's initial filings on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 698657103                                            Page 2 of 9 Pages
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1     NAME OF REPORTING PERSON

      Jason Ader

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             0
   PERSON         --------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 698657103                                            Page 3 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Hayground Cove Asset Management LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             0
   PERSON         --------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 698657103                                            Page 4 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Hayground Cove Fund Management LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      EIN: 81-0587515 1
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             0
   PERSON         --------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------                                          -------------------
CUSIP No. 698657103                                            Page 5 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON

      Hayground Cove Associates L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      EIN: 81-0587520 1
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             0
   PERSON         --------------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 6 of 9 Pages

Item 1(a). Name of Issuer:

            This statement on Schedule 13G (this "Statement") relates to securities issued by The Pantry, Inc. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices:

            The principal executive office of the Issuer is 1801 Douglas Drive, Sanford, North Carolina 27330.

Item 2(a). Name of Person Filing:

            This Statement is being filed by (i) Jason Ader, an individual; (ii) Hayground Cove Asset Management LLC, a Delaware limited liability company ("HCAM"); (iii) Hayground Cove Fund Management LLC, a Delaware limited liability company ("HCFM"); and (iv) Hayground Cove Associates L.P., a Delaware limited partnership ("HCA" and, together with Mr. Ader, HCAM and HCFM, the "Reporting Persons").

Item 2(b). Address of Principal Business Office:

            The principal business address and principal office address of each of the Reporting Persons is 1370 6th Avenue, New York, New York 10019.

Item 2(c). Citizenship:

            Mr. Ader is a United States citizen.

Item 2(d). Title of Class of Securities:

            This Statement relates to common stock, $0.01 par value per share of the Issuer (the "Common Stock").

Item 2(e). CUSIP Number:

            The CUSIP number relating to the Common Stock is 698657103.

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

                                                               Page 7 of 9 Pages

Item 4. Ownership:

            (a) Amount Beneficially Owned:

            As of April 14, 2008, each of the Reporting Persons beneficially owned 0 shares of Common Stock.

            (b) Percent of Class:

            As of April 14, 2008, each of the Reporting Persons beneficially owned 0% of the issued and outstanding shares of Common Stock.

            (c) Number of shares as to which the Reporting Person has:

            As of April 14, 2008, each of the Reporting Persons had the power to vote and to dispose of shares of Common Stock as follows:

                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: -0-
                  (iii) Sole power to dispose or to direct the disposition of:
                        -0-
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

                                                               Page 8 of 9 Pages

Item 5. Ownership of Five Percent or Less of a Class:

            Yes.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control
        Person:

            Not applicable.

Item 8. Identification and Classification of Members of the Group:

            See the Joint Filing Agreement among the Reporting Persons attached hereto as Exhibit A.

Item 9. Notice of Dissolution of Group:

            Not applicable.

Item 10. Certifications:

            Not applicable.

                                                               Page 9 of 9 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: April 16, 2008


                                By: /s/ Jason Ader
                                    --------------------------------------------
                                    Jason Ader


                                HAYGROUND COVE ASSET MANAGEMENT LLC

                                By: /s/ Jason Ader
                                    --------------------------------------------
                                    Jason Ader
                                    Sole Member


                                HAYGROUND COVE FUND MANAGEMENT LLC

                                By: Hayground Cove Asset Management LLC,
                                    its Managing Member

                                    By: /s/ Jason Ader
                                        ----------------------------------------
                                        Jason Ader
                                        Sole Member


                                HAYGROUND COVE ASSOCIATES L.P.

                                By: Hayground Cove Fund Management LLC,
                                    its General Partner

                                    By: Hayground Cove Asset Management LLC,
                                        its Managing Member

                                        By: /s/ Jason Ader
                                            ------------------------------------
                                            Jason Ader
                                            Sole Member

                                                                       EXHIBIT A

                                FILING AGREEMENT
                               BETWEEN JASON ADER,
                      HAYGROUND COVE ASSET MANAGEMENT LLC,
                     HAYGROUND COVE FUND MANAGEMENT LLC AND
                         HAYGROUND COVE ASSOCIATES L.P.

      The undersigned hereby agree that the Schedule 13G with respect to the Common Stock, $0.01 par value, of The Pantry, Inc., dated as of even date herewith is and shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: April 16, 2008


                                By: /s/ Jason Ader
                                    --------------------------------------------
                                    Jason Ader


                                HAYGROUND COVE ASSET MANAGEMENT LLC

                                By: /s/ Jason Ader
                                    --------------------------------------------
                                    Jason Ader
                                    Sole Member


                                HAYGROUND COVE FUND MANAGEMENT LLC

                                By: Hayground Cove Asset Management LLC,
                                    its Managing Member

                                    By: /s/ Jason Ader
                                        ----------------------------------------
                                        Jason Ader
                                        Sole Member


                                HAYGROUND COVE ASSOCIATES L.P.

                                By: Hayground Cove Fund Management LLC,
                                    its General Partner

                                    By: Hayground Cove Asset Management LLC,
                                        its Managing Member

                                        By: /s/ Jason Ader
                                            ------------------------------------
                                            Jason Ader
                                            Sole Member